Exhibit 18

CALL OPTION AGREEMENT

THIS CALL OPTION AGREEMENT (this “Agreement”) is dated as of July 11, 2016, by and among (i) DRP Holdco, LLC, a Delaware limited liability company (“Stockholder”), (ii) Praesumo Partners, LLC, an Illinois limited liability company (the “Optionholder”), (iii) solely for the purposes set forth in Section 10, the Equityholders (as hereinafter defined) other than Optionholder (the “Other Equityholders”) and (iv) solely for the purposes set forth in Sections 7, 8 and 9, Diamond Resorts International, Inc., a Delaware corporation (the “Company”), as successor-in-interest to Diamond Resorts Parent, LLC (the “Predecessor”).

R E C I T A L S:

WHEREAS, Stockholder, 1818 Partners, LLC, a Nevada limited liability company (“1818 Partners”), the original equityholders of 1818 Partners, including the Optionholder (collectively, the “Equityholders”), and Predecessor entered into a Call Option Agreement (the “Original Call Option Agreement”), effective as of July 21, 2011 (the “Effective Date”), pursuant to which Stockholder originally granted to 1818 Partners an option to purchase certain Common Units of Predecessor.

WHEREAS, in connection with the initial public offering (the “IPO”) of the common stock of the Company (“Common Stock”) on July 24, 2013, the holders of Common Units of Predecessor contributed their Common Units to the Company in exchange for shares of Common Stock and Predecessor was merged with and into the Company, with the Company remaining as the surviving entity; accordingly, on July 24, 2013, the Original Call Option Agreement was converted (the “Conversion”) into the right to purchase an aggregate of 4,535,426 shares of Common Stock for an exercise price per share of $12.56 (and the provisions hereof take into account the Conversion).

WHEREAS, on July 11, 2016, 1818 Partners distributed (the “Distribution”) and assigned to each of the Equityholders a portion of the Original Call Option Agreement with respect to one-third (1/3) of the equity interests in the Company covered by the Original Call Option Agreement.

WHEREAS, the Distribution was made pro rata based upon the Equityholders’ respective equity interests held in 1818 Partners, without changing the Equityholders’ respective economic interests in the Original Call Option Agreement and the rights set forth therein.

WHEREAS, the parties hereto desire to enter into this Agreement to reflect the Distribution, including Optionholder’s right to purchase certain shares of Common Stock from the Stockholder on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Call Option.  The Stockholder hereby grants the Optionholder an option (the “Call Option”) to purchase up to 1,511,808 shares of Common Stock (“Shares”), or any portion thereof, from the Stockholder for $12.56 per share (the “Exercise Price per Share”).  The Optionholder may (but shall not be obligated to) exercise the Call Option, in its sole discretion, as provided in Section 2 from the Effective Date through and including July 21, 2016 (the “Expiration Date”).  In the event the Optionholder does not exercise the Call Option in full by the Expiration Date, the unexercised portion of the Call Option, and this Agreement, shall terminate and shall be of no force or further effect.

2.            Manner of Exercise.

On and after the Effective Date, Optionholder may, from time to time on or prior to the Expiration Date:

(a)            elect to exercise the Call Option to purchase for cash some or all of the number of Shares remaining subject to this Agreement from the Stockholder by delivering a written notice (“Cash Exercise Notice”) to the Stockholder.  A Cash Exercise Notice shall state that Optionholder is exercising the Call Option and the aggregate number of Shares that the Optionholder desires to purchase from the Stockholder, which number shall not exceed the number of Shares then remaining subject to the Call Option.  The Stockholder shall be obligated to sell to the Optionholder the number of Shares specified in such Cash Exercise Notice (but not more than the number of Shares then remaining subject to the Call Option) for an aggregate amount (the “Exercise Price”) equal to product of (i) the number of Shares to be so sold by the Stockholder, and (ii) the Exercise Price per Share.  The date on which the Optionholder exercises the Call Option (in whole or in part) under this Section 2(a) shall be referred to herein as a “Closing Date.”  On the Closing Date for such exercise, the Optionholder shall deliver to the Stockholder the Exercise Price then payable by wire transfer of immediately available funds to an account specified by the Stockholder, and the Stockholder will transfer to the Optionholder the Shares subject to the Cash Exercise Notice free and clear of all claims, liens or encumbrances from any third parties other than any restrictions imposed on the Shares by the Stockholders’ Agreement or state or federal securities laws.

(b)            elect to receive the Net Shares (as hereinafter defined) by delivering a written notice (“Share Exercise Notice”) to the Stockholder.  A Share Exercise Notice shall state that Optionholder is exercising the Call Option and the aggregate number of Shares in respect of which the Call Option is being exercised, which number shall not exceed the number of Shares then remaining subject to the Call Option.  The Stockholder shall deliver to the Optionholder the Net Shares on the business day immediately following the business day such notice is received (provided such notice is received prior to 5:00 p.m. New York time on such business day and otherwise on the second business day following such receipt), free and clear of all claims, liens or encumbrances from any third parties other than any restrictions imposed on the Shares by the Stockholders’ Agreement or state or federal securities laws.  For purposes of this Section 2(b), the following terms shall have the respective meanings indicated below:

“Fair Market Value per Share” as of any date shall mean:

(i)            if the Common Stock (or its equivalent) is then listed or quoted on a national securities exchange, the last reported (closing) price per share of Common Stock on such exchange as of 4:00 p.m. Eastern Time on such date;

(ii)            if clause (i) is not applicable and the Common Stock (or its equivalent) is then quoted on any tier of the OTC Markets (or successor thereto), the average of the last reported (closing) bid and ask prices per share of Common Stock as of 4:00 p.m. Eastern Time on such date as reported by OTC Markets Group Inc. (or successor thereto);

(iii)            if neither clause (i) nor clause (ii) above is applicable and prices for the Common Stock (or its equivalent) with respect to trading in the over-the-counter market are reported by Bloomberg Financial Markets (or successor thereto) (“Bloomberg”), the average of the last reported (closing) bid and ask prices per share of Common Stock as of 4:00 p.m. Eastern Time on such date as reported by Bloomberg; and

(iv)            if none of clauses (i), (ii) or (iii) above are applicable, the fair market value per share of Common Stock on such date as established in good faith by the Company’s Board of Directors (or successor thereto);

provided, however, that, as to all of the foregoing, if the Call Option is deemed exercised as a result of the provisions of Section 8, then Fair Market Value per Share shall mean the transaction consideration per Share in such transaction.

“Net Shares” means the result obtained by dividing:

(i)            the product of (x) the number of Shares covered by a Share Exercise Notice multiplied by (y) the difference obtained by subtracting the Exercise Price per Share from the Fair Market Value per Share (provided, if such difference is less than zero, such difference shall be deemed to be zero) by

(ii)            the Fair Market Value per Share.

Any exercise of the Call Option shall be accompanied by satisfactory evidence that Optionholder is, or has agreed to become through the execution of a joinder agreement, a party to the Stockholders’ Agreement.

3.            Successor Securities; Adjustment of Numbers.  In the event that, at any time after the Effective Date, the Shares are converted into any other securities, the terms of this Agreement shall apply to such other securities.  All numbers set forth herein that refer to Shares or other shares of Common Stock (including, but not limited to, price per share of Common Stock) will be appropriately adjusted to reflect stock splits, combinations of shares and other recapitalizations affecting the Shares or other shares of Common Stock.  If any capital reorganization or reclassification of the Common Stock is effected in such a way that the holders of shares of Common Stock are entitled to receive securities or other assets (including cash (but excluding any distributions in respect of taxes on Company income attributable to the shares of Common Stock and any ordinary cash dividends on shares of Common Stock)) with respect to or in exchange for shares of Common Stock, then the provisions hereof (including, without limitation, the calculation of the Exercise Price upon exercise of the Call Option) shall be appropriately adjusted so that the terms hereof and the rights of the Optionholder hereunder shall be applicable as nearly as possible in relation to any such securities or other assets in lieu of the Shares.  In the event that the Shares or other shares of Common Stock are exchanged for, or converted into, any other securities, then any fractional shares that would be deliverable upon the exercise of the Call Option but for this sentence shall be deemed eliminated from this Agreement and the shares deliverable by the Stockholder shall be rounded down to the nearest whole number.

4.            Representation and Warranties of the Stockholder; Covenants.

(a)            The Stockholder hereby represents and warrants to the Optionholder as follows:

(i)            The Stockholder is validly organized and existing and in good standing under the laws of the state of its organization and has full power and authority to enter into and to perform its obligations under this Agreement.

(ii)            The Stockholder’s execution, delivery and performance of this Agreement have been duly authorized by all necessary limited liability company action, and this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

(iii)            The Stockholder’s execution, delivery and performance of this Agreement will not (x) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Stockholder, (y) violate or contravene any provision of the Stockholder’s organizational documents, or (z) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Stockholder is a party or by which it or any of its properties may be bound or result in the creation of any lien thereunder.

(iv)            The Stockholder’s Shares subject to this Agreement are set forth in Section 1 above, and the Stockholder is, and at any Closing Date will be, the sole owner, beneficially and of record, of such Shares, free and clear of all liens, encumbrances, security agreements and restrictions other than any restrictions imposed on the Shares by the Stockholders’ Agreement and state or federal securities laws.

(v)            The Stockholder does not own and has not issued any other options, warrants or entitlements to any of the Shares subject to this Agreement.

(b)            The Optionholder hereby represents and warrants to the Stockholder that it has such knowledge and experience in investing in securities generally, and such knowledge and experience with respect to the Company’s operations, financial position and risks in particular, so as to understand the risks and merits of investing in the Shares.

(c)            The Stockholder hereby covenants to the Optionholder that, from and after the Effective Date and until the Expiration Date, the Stockholder:

(i)            will not transfer or sell, or grant, create or permit to exist any tax, lien, security interest, charge or other encumbrance with respect to the Shares other than those arising under the Stockholders’ Agreement and state or federal securities laws.  Notwithstanding the following, the Shares will be reduced to reflect any partial exercise of the Call Option;

(ii)            will inform the Optionholder of any contemplated transfer of any of the Shares held by the Stockholder (which shall not affect the restrictions imposed by the immediately preceding paragraph (i)); and

(iii)            will not take any voluntary action, or avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Stockholder, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement.

5.            Bring-Down of Representations and Warranties.  The Stockholder hereby agrees that the representations and warranties set forth above in Section 4(a) shall be true and correct as of each Closing Date and as of any delivery of Net Shares as though then made and as though such date was substituted for the date of this Agreement throughout such representations and warranties.

6.            Transfer/Assignment Restrictions.  The Optionholder shall not transfer, sell or convey the Call Option, or assign its rights or obligations under this Agreement, to any Person.  In the event that the Optionholder transfers, sells or conveys the Call Option to a permitted transferee, such transferee shall expressly assume the terms and conditions of this Agreement.  The Optionholder shall deliver written notice of any such transfer, including a copy of the instrument of transfer or assignment and the assumption by the transferee of the terms and conditions of this Agreement, to the Stockholder; and, in the absence of any such notice, the Stockholder shall be entitled to treat the Optionholder as the holder hereof for all purposes.

7.            Transfer Registration.  The Company hereby agrees to register any transfer of Shares in its books and records, as maintained by the transfer agent for the Common Stock, in connection with any exercise of the Call Option in accordance with its terms.

8.            Sale of Company.  Upon a merger, consolidation, or sale or conveyance of all or substantially all of the shares of Common Stock, or all or substantially all of the assets of the Company, to any Person or other transaction that is effected in a way that holders of shares of Common Stock are entitled to receive (either directly or indirectly upon subsequent liquidation) cash, stock, securities, assets or other consideration with respect to, or in exchange for, shares of Common Stock, the Optionholder shall be deemed to have elected to exercise the Call Option in full as provided in Section 2(b) as of the closing of such merger, consolidation, sale, conveyance or other transaction and shall be entitled to receive the cash, stock, securities, assets or other consideration specified in such transaction in respect of the Net Shares.  The Company shall assist the Optionholder to receive such consideration in respect of the Net Shares.

9.            Registration Rights.  Upon any transfer of the Shares to the Optionholder pursuant to Section 2, all rights and obligations of the Stockholder with respect to the transferred Shares under the Registration Rights Agreement shall immediately, and without further action, be transferred and assigned to Optionholder without representation or warranty as to the transferability of such rights or the nature of the rights so transferred; provided, that such rights shall be retained by the Stockholder if such rights are not severable between the transferred Shares and the Shares retained by the Stockholder.  Any such transfer shall be conditioned upon Optionholder executing any required joinder to said Registration Rights Agreement.

10.            Withholding Indemnification.

(a)            The Optionholder and the Other Equityholders shall jointly and severally indemnify the Stockholder for any tax withholding amount (including interest and penalties and any and all expenses (including reasonable attorney and accountant fees) associated with any and all proceedings relating to such withholding amount) actually paid by the Stockholder (or any of its affiliates) resulting from any exercise of the Call Option by the Optionholder pursuant to this Agreement.  Any such indemnification shall be paid upon a current basis as indemnifiable amounts are incurred, whether or not such indemnifiable amounts were correctly or legally imposed or asserted by the relevant governmental authority.

(b)            Whenever the Stockholder or the Company becomes aware of an issue which either party believes could give rise to payment or indemnification by the Optionholder or the Other Equityholders under this Section 10, the Stockholder or the Company (as the case may be) shall promptly give notice of the issue to the Optionholder.  The Optionholder and its representatives, at the Optionholder's expense, shall be entitled to participate in all conferences, meetings or proceedings with the Internal Revenue Service or other taxing authority with respect to such issue and shall have the right to control any such proceeding, at its own expense, to the extent relating to indemnifiable amounts.  Notwithstanding the foregoing, the Stockholder shall have the right (but not the obligation) to pay at any time any amounts asserted to be due by the relevant governmental authority and, if a payment or payments are so made by the Stockholder, (i) the Stockholder shall be promptly reimbursed for such payment as an indemnified amount and (ii) the Optionholder shall have the right to control any resulting refund proceeding, at its own expense.

11.            Definitions.  The following terms have the meaning set forth below:

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, other entity or government (whether federal, provincial, state, county, city or otherwise, including, but not limited to, any instrumentality, division, agency or department thereof).

“Registration Rights Agreement” means that certain Second Amended and Restated Registration Rights Agreement dated as of July 21, 2011 by and among the Company and the other parties thereto, as the same may be amended, restated or replaced in accordance with its terms.

“Stockholders’ Agreement” means, together, (a) the Stockholders’ Agreement dated as of July 17, 2013, by and among the Company and the other parties thereto, as amended by the First Amendment to Stockholders’ Agreement dated as of August 11, 2014 and as may be further amended, restated or replaced, and (b) the Director Designation Agreement, dated as of July 17, 2013, by and among the Company and the other parties thereto, as may be amended, restated or replaced.

12.            Notices.  Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by facsimile transmission to the parties or (d) or mail at the addresses as set forth below or at such other addresses as may be furnished in writing.

To the Optionholder:
Praesumo Partners, LLC
One N. Wacker Drive, 48th Floor
Chicago, Illinois 60606
Attention:  Lowell Kraff
 Facsimile:  (312) 726-5797

With a copy, which shall not constitute notice, to:

Horwood Marcus & Berk Chartered
500 W. Madison Street, Suite 3700
Chicago, Illinois  60661
Attention:  James L. Jerue
 Facsimile:  (312) 267-2204

To Stockholder:
DRP Holdco, LLC
330 Madison Avenue – 10th Floor
New York, New York 10017
Attention:  Joe Brandmeyer
Facsimile:  (212) 644-8107
with copies, which shall not constitute notice, to:
Guggenheim Partners
100 Wilshire Boulevard – Suite 500
Santa Monica, California 90401
Attention:  Zachary D. Warren
 Facsimile:  (310) 576-1271

and

Guggenheim Investment Management, LLC
330 Madison Avenue – 10th Floor
New York, New York 10017
Attention:  GI Legal Transactions Group
E-Mail: GILegalTransactionsGroup@Guggenheimpartners.com
and
Sidley Austin LLP
One South Dearborn
Chicago, IL  60603
Attention:  Richard W. Astle
 Facsimile:   (312) 853-7036
To the Company:

Diamond Resorts International, Inc.
10600 West Charleston Boulevard
Las Vegas, NV 89135
Attention:  Jared Finkelstein
 Facsimile:  (702) 684-8710
with a copy, which shall not constitute notice, to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Suite 1900
Chicago, IL 60661
Attention:  Mark D. Wood
 Facsimile:  (312) 577-8858

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) the next succeeding business day after date of delivery to the overnight courier if sent by overnight courier, or (z) the next succeeding business day after machine confirmation of transmission by facsimile.

13.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

14.            Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.

15.            Amendment; Waiver.  This Agreement cannot be terminated, altered or amended except pursuant to an instrument in writing signed by the each of Stockholder and the Optionholder, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver or any other provision hereof (whether or not similar).

16.            Third Parties.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns.

17.            Enforceability.  If any provision of the Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement, and the Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

18.            Counterparts.  This Agreement may be executed in one or more original, facsimile or PDF counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute one and the same instrument.

19.            Headings.  The headings of sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first above written.

THE STOCKHOLDER:

DRP HOLDCO, LLC

By:
Name:
Title: Authorized Person

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[Signature Page to DRP Holdco Call Option Agreement – Praesumo Partners]

THE OPTIONHOLDER:

PRAESUMO PARTNERS, LLC

By:
Name: Lowell Kraff
Its: Managing Member

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[Signature Page to DRP Holdco Call Option Agreement – Praesumo Partners]

EQUITYHOLDERS (other than Optionholder):

CHAUTAUQUA MANAGEMENT, LLC

By:
Name: David Palmer
Its: Manager

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[Signature Page to DRP Holdco Call Option Agreement – Praesumo Partners]

EQUITYHOLDERS (other than Optionholder):

CLOOBECK COMPANIES, LLC

By:
Name: Stephen J. Cloobeck
Its: Sole Manager

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[Signature Page to DRP Holdco Call Option Agreement – Praesumo Partners]

THE COMPANY:

DIAMOND RESORTS INTERNATIONAL, INC.

By:
Name: Jared T. Finkelstein
Its: Senior Vice President and General Counsel

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